Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Kathryn Grissom (317) 273-9284 or kathryn.grissom@elancoah.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Fourth Quarter and Full Year 2021 Results

•	Full year 2021 revenue was $4,765 million, an increase of 46 percent, including $1,311 million of incremental revenue from Bayer Animal Health products in 2021. Full year 2021 earnings per share (EPS) was $(0.97) (reported), or $1.05 (adjusted).

•	Fourth quarter 2021 revenue was $1,113 million, a decline of 2 percent. Excluding the unfavorable impact of $60 million of previously disclosed items that benefited the fourth quarter of 2020 and the unfavorable impact of foreign exchange rates, fourth quarter 2021 revenue increased 4 percent. Fourth quarter 2021 EPS was $(0.20) (reported), or $0.21 (adjusted), an increase of 70 percent as reported and 75 percent on an adjusted basis.

•	Providing financial guidance for the full year 2022 with revenue of $4,745 to $4,800 million, representing growth on a reported basis at the midpoint and 2 to 3 percent growth on a constant currency basis, and diluted EPS of $0.01 to $0.07 on a reported basis, or $1.18 to $1.24 on an adjusted basis.

•	Significant innovation progress in 2022: Innovation revenue expected to contribute $120 to $160 million; expect 7 approvals and launches and 5 to 7 regulatory submissions in major markets, including up to two differentiated pet health potential blockbusters.

•	Providing financial guidance for the first quarter 2022 with revenue of $1,200 to $1,230 million, and diluted EPS of $0.01 to $0.07 on a reported basis, or $0.33 to $0.38 on an adjusted basis.

GREENFIELD, IN (February 24, 2022) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported its financial results for the fourth quarter and full year 2021, and provided initial guidance both for the first quarter and full year 2022.

“2021 was a historic year for Elanco as we completed our independent company standup, continued our integration of Bayer Animal Health and recorded our highest revenue and adjusted EBITDA levels as a public company. We grew revenue 7 percent compared to our 2020 pro forma combined company estimates, including 10 percent in Pet Health and 6 percent in Farm Animal,” said Jeff Simmons, president and CEO of Elanco. “The fourth quarter of 2021 represents our 5th consecutive quarter of outperforming our expectations. Our diverse portfolio delivered across the business – growing in all three regions and in four out of five species, demonstrating the durable growth profile of our business. None of this would be possible without the dedicated customers we serve and the commitment and ownership mindset of our global Elanco team. The resiliency they demonstrated and their disciplined focus on execution was central to where we are today. We carry this momentum into 2022, anticipating 2 to 3 percent revenue growth on a constant currency basis and 10 percent adjusted EBITDA and 15 percent adjusted EPS growth at the midpoint of our guidance, with seven new product approvals and launches and 5 to 7 new product submissions expected.”

Fourth Quarter Results (dollars in millions, except per share amounts)	2021	2020	Change ($)	Change (%)
Revenue	$1,113	$1,140	$(27)	(2)%
Reported Net Loss	$(97)	$(323)	$226	70%
Adjusted EBITDA	$212	$176	$36	20%
Reported EPS	$(0.20)	$(0.66)	$0.46	70%
Adjusted EPS	$0.21	$0.12	$0.09	75%

Full Year Results (dollars in millions, except per share amounts)	2021	2020	Change ($)	Change (%)
Revenue	$4,765	$3,273	$1,492	46%
Reported Net Loss	$(472)	$(560)	$88	16%
Adjusted EBITDA	$1,057	$529	$528	100%
Reported EPS	$(0.97)	$(1.27)	$0.30	24%
Adjusted EPS	$1.05	$0.47	$0.58	123%

Highlights Since Last Earnings Call:

Innovation

•	Innovation-related revenue in 2021 was $72 million, within the most recent guidance range of $65 million to $85 million, driven by Credelio Plus and Increxxa.

•	Received FDA approval for ZorbiumTM, a long-acting transdermal medication to control post-operative pain associated with surgical procedures in cats.

Portfolio

•	Announced Rajeev (Bobby) Modi, as the new Executive Vice President of U.S. Pet Health and Global Digital Transformation, effective March 14.

•	Galliprant®, a product for canine osteoarthritis pain and inflammation, became Elanco's 10th blockbuster brand, registering over $100 million in revenue in 2021.

•	As a part of Elanco's value beyond product strategy in Farm Animal, introduced UpLookTM, an insights engine designed to predict greenhouse gas emissions and identify key drivers of an operation's carbon footprint and became a founding member of the Greener Cattle Initiative, which will focus on reducing enteric methane emissions.

Productivity

•	Announced restructuring actions to streamline and simplify organizational structure across marketing, international commercial operations and R&D, including the elimination of approximately 380 positions, with expected savings of approximately $60 million in 2022 and $70 million once fully annualized.

•	Increased expected synergy target from $300 million to $345 million by 2023 and announced an additional $50 million to $60 million of expected savings in 2024 and beyond from the integration of the legacy Bayer Animal Health business into the Elanco ERP system and the streamlining of business processes.

•	Completed the sale of our manufacturing facility in Speke, United Kingdom.

Fourth Quarter Reported Results:

In the fourth quarter of 2021, revenue was $1,113 million, a decrease of 2 percent, compared with the fourth quarter of 2020. Revenue growth was unfavorably impacted by approximately $60 million of previously disclosed items that benefited the fourth quarter of 2020, including a purchasing shift by a large U.S. pet health customer, a short-term competitor stock-out benefiting our U.S. cattle vaccines and implants business, the exit of certain products and reduced contract manufacturing from the sale of the Shawnee, KS manufacturing facility and discontinued production of human growth hormone for Eli Lilly and Company, our former parent company, at the end of 2020. The business grew in pet health, poultry and aqua, and from innovation-related sales, partially offset by pressure in the China swine business.

Pet Health revenue decreased 1 percent for the quarter and was flat when excluding the unfavorable impact from foreign exchange rates. Price growth across the portfolio and volume growth in a number of brands including Credelio®, Galliprant®, Advocate®, vaccines and the addition of innovation products, was more than offset by the impact of competitive pressure on older generation parasiticides and the impact of an approximate $10 million purchasing pattern shift by a large U.S. customer into the fourth quarter of 2020 from the first quarter of 2021. Seresto® and the Advantage® family of products contributed $60 million and $104 million of revenue in the quarter, respectively.

Farm Animal revenue decreased 1 percent for the quarter and was flat excluding the unfavorable impact from foreign exchange rates. Performance was driven by growth in global poultry and aqua as a result of improved conditions related to the COVID-19 pandemic and the addition of innovation products, which was more than offset by a decline in the China swine business from pressured producer profitability and the unfavorable impact of exiting certain products since the fourth quarter of 2020 and from a short-term competitor stock-out benefiting our U.S. cattle vaccines and implant business in the fourth quarter of 2020.

Contract Manufacturing represents contract manufacturing relationships which are not long-term value drivers for the company. Contract Manufacturing represented 1 percent of total revenue in the quarter and decreased 48 percent compared to the fourth quarter of 2020. The decrease is primarily driven by the impact from the sale of the Shawnee, KS manufacturing site and discontinued production of human growth hormone for Eli Lilly and Company, our former parent company, at the end of 2020.

Gross profit was $601 million, or 54.0 percent of revenue, in the fourth quarter of 2021 compared with $544 million, or 47.7 percent, for the fourth quarter of 2020. Gross margin increased 630 basis points, with 500 basis points attributable to the negative impact of the amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health in the fourth quarter of 2020. Further improvement was driven by continued benefits from manufacturing productivity, and improved price and mix, partially offset by increased costs due to inflation.

Total operating expense was $421 million, a decrease of $66 million, or 14 percent, compared with the fourth quarter of 2020. Marketing, selling and administrative expenses decreased $45 million to $329 million and research and development expenses decreased $21 million to $92 million, from the realization of synergies associated with restructurings and disciplined cost management.

Amortization of intangibles decreased $25 million to $139 million in the fourth quarter of 2021 as compared with the fourth quarter of 2020, primarily from a measurement period adjustment in the first quarter of 2021 that decreased the fair value of intangible assets recorded from the acquisition of Bayer Animal Health. Asset impairment, restructuring, and other special charges decreased to $110 million in the fourth quarter of 2021 from $167 million in the fourth quarter of 2020, primarily due to decreases in integration and acquisition costs and asset impairment and write-down charges, partially offset by an increase in severance costs.

Net interest expense was $55 million in the fourth quarter of 2021, compared with $60 million in the fourth quarter of 2020. Tax benefit was $24 million in the fourth quarter of 2021. The fourth quarter of 2021 included a valuation allowance against $40 million of deferred tax assets.

Net loss for the fourth quarter of 2021 was $97 million and $0.20 per diluted share, compared with a net loss of $323 million for the same period in 2020.

Fourth Quarter Non-GAAP Results:

For the fourth quarter of 2021, adjusted gross margin increased 130 basis points to 54.0 percent of revenue, driven by continued improvements in manufacturing productivity, and improved price and mix, partially offset by increased costs due to inflation. Adjusted net income for the fourth quarter increased to $105 million, which excludes the net impact of $202 million of asset impairment, restructuring and other special charges, the amortization of intangible assets and other adjusting items, net of the impact from taxes (including the valuation allowance applied to deferred tax assets). Our adjusted effective tax rate for the fourth quarter was 14.6 percent driven by certain favorable return to provision results. Adjusted EPS in the quarter was $0.21 per share, an increase of 75 percent as compared to the fourth quarter of 2020. Adjusted EBITDA was $212 million in the fourth quarter of 2021, an increase of 20 percent compared to the fourth quarter of 2020. Adjusted EBITDA as a percent of revenue was 19.0 percent compared with 15.4 percent for the fourth quarter of 2020, an improvement of 360 basis points.

Full Year Reported Results:

For the full year 2021, total revenue was $4,765 million, or an increase of 46 percent over the previous year, including an additional $1,311 million of Bayer Animal Health product revenue in the full year 2021 compared to the full year 2020.

Pet Health delivered revenue of $2,351 million, including an additional $855 million of Bayer Animal Health product revenue in the full year 2021 compared to the full year 2020. Results exceeded the company's expectations as many key brands experienced double-digit growth including Credelio, Interceptor® Plus, Advocate, vaccines, and Galliprant, which became a blockbuster in 2021. In parasiticides, the international business delivered strong growth driven by Seresto, Advocate and the Credelio franchise, while the U.S. was impacted by competitive pressures, primarily impacting older generation products.

Farm Animal delivered revenue of $2,332 million, including an additional $417 million of Bayer Animal Health product revenue in the full year 2021 compared to the full year 2020. Rumensin® continued to fare better than initial expectations regarding market share despite nearly 2.5 years of generic competition. In the second half of 2021, global poultry and aqua markets benefited from improving economic conditions as the COVID-19 pandemic eased in many markets. These tailwinds were partially offset by pressured producer profitability in the China swine market and the impact of a short-term competitor stock-out benefiting our U.S. cattle vaccines and implant business in the fourth quarter 2020.

Contract Manufacturing represented 2 percent of total revenue for the full year 2021 and increased 3 percent compared to the full year 2020. The increase was driven by the addition of $39 million from Bayer Animal Health, offset by the impact of the sale of the Shawnee, KS manufacturing site and discontinued production of human growth hormone for Lilly at the end of 2020.

Gross profit was $2,631 million, 55.2 percent of revenue, for the full year 2021, an increase of 610 basis points compared to the full year 2020, primarily due to the benefit from inclusion of the legacy Bayer Animal Health portfolio for the full year, continued improvements in manufacturing productivity, improved price and mix, as well as a favorable comparison to 2020, which was impacted by $26 million higher amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health, partially offset by increased costs due to inflation.

Amortization of intangibles increased $196 million to $556 million in 2021 as compared with the full year 2020, primarily due to the inclusion of a full year of amortization of intangible assets recorded from the acquisition of Bayer Animal Health.

Asset impairment, restructuring, and other special charges was $628 million in 2021 compared to $623 million in 2020. Charges recorded in 2021 primarily included asset write-downs related to the Shawnee, KS and Speke, United Kingdom manufacturing site sales, costs related to previously announced restructuring activities, transaction costs related to acquisitions, including our acquisition of KindredBio, costs associated with our integration efforts for acquired businesses, including Bayer Animal Health, and asset impairment charges.

Tax benefit was $95 million in 2021. Tax benefit in 2021 included a valuation allowance against $42 million of deferred tax assets.

Reported net loss and loss per share were $472 million and $0.97, respectively.

Full Year Consolidated Non-GAAP Results:

For the full year 2021, adjusted gross margin increased 460 basis points to 56.6 percent of revenue primarily due to the benefit from inclusion of the legacy Bayer Animal Health portfolio for the full year, continued improvements in manufacturing productivity, and improved price and mix, partially offset by higher inflation costs. Net income and earnings per share, on a non-GAAP basis, were $514 million and $1.05 per share, respectively. The full year non-GAAP effective tax rate was 22.9 percent for 2021.

Adjusted EBITDA was $1,057 million for the full year 2021, which represents 22.2 percent of total revenue compared with 16.1 percent for the full year 2020.

Working Capital and Balance Sheet

In the fourth quarter, days sales outstanding improved sequentially to 73 days from 81 days in the third quarter of 2021, reflecting improved execution on collections globally. Operating cash flow was $223 million in the fourth quarter of 2021 and $483 million for the full year 2021.

As of December 31, 2021, cash and cash equivalents were $638 million, with gross debt of $6,401 million, resulting in net debt of $5,763 million. As of the end of 2021, the company achieved its expected net leverage ratio of 5.5x adjusted EBITDA, while also funding the $444 million purchase price for KindredBio. The company expects to end 2022 with a net leverage ratio of 4.75x adjusted EBITDA.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information tables later in this press release.

FINANCIAL GUIDANCE

Elanco is providing financial guidance for the full year 2022, summarized in the following table:

2022 Full Year (dollars in millions, except per share amounts)	Guidance
Revenue	$4,745	to	$4,800
Reported Net Income	$4	to	$27
Adjusted EBITDA	$1,140	to	$1,180
Reported Earnings per Share	$0.01	to	$0.07
Adjusted Earnings per Share	$1.18	to	$1.24

The company anticipates revenue between $4,745 million and $4,800 million, with a headwind of approximately $95 million from the unfavorable impact for foreign exchange rates this year. Growth is expected to be driven by newly launched innovation products, increased price across the portfolio, and growth in key focus brands, partially offset by lower revenue as a result of competitive pressure in the U.S. pet health parasiticides market, headwinds in the China swine business and the reduction of contract manufacturing revenue.

Additionally, Elanco is providing financial guidance for the first quarter of 2022, summarized in the following table:

2022 First Quarter (dollars in millions, except per share amounts)	Guidance
Revenue	$1,200	to	$1,230
Reported Net Income	$7	to	$33
Adjusted EBITDA	$310	to	$340
Reported Earnings per Share	$0.01	to	$0.07
Adjusted Earnings per Share	$0.33	to	$0.38

The company expects revenue between $1,200 million and $1,230 million. Growth is expected to be driven by key focus brands and innovation products, offset by continued headwinds in the China swine business and the reduction of contract manufacturing revenue.

The financial guidance reflects foreign exchange rates as of the beginning of February. Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. Eastern Time today, during which company executives will review fourth quarter and full year 2021 financial and operational results, provide financial guidance for the full year and first quarter of 2022, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/investor/events-and-presentations.

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability/ESG framework – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 , including, without limitation, statements concerning expected synergies and cost savings, product launches and revenue from such products, cost savings and expenses relating to restructuring actions, the impact of the COVID-19 pandemic and related disruptions on our business, our 2022 full year and first quarter guidance and long-term expectations, our expectations regarding debt levels, our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions, including but not limited to the following:

•	heightened competition, including from generics;

•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•	changes in regulatory restrictions on the use of antibiotics in farm animals;

•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•	consolidation of our customers and distributors;

•	an outbreak of infectious disease carried by farm animals;

•	the impact on our operations, the supply chain, customer demand, and our liquidity as a result of the COVID-19 global health pandemic;

•	the success of our R&D and licensing efforts;

•	misuse, off-label or counterfeiting use of our products;

•	unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;

•	fluctuations in our business results due to seasonality and other factors;

•	the impact of weather conditions and the availability of natural resources;

•	risks related to the modification of foreign trade policy;

•	risks related to currency rate fluctuations;

•	our dependence on the success of our top products;

•	the impact of customer exposure to rising costs and reduced customer income and the lack of availability or significant increases in the cost of raw materials;

•	use of alternative distribution channels and the impact of increased or decreased sales to our channel distributors resulting in fluctuation in our revenues;

•	risks related to the write down of goodwill or identifiable intangible assets;

•	risks related to the evaluation of animals;

•	manufacturing problems and capacity imbalances;

•	the impact of litigation, regulatory investigations, and other legal matters and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;

•	actions by regulatory bodies, including as a result of their interpretation of studies on product safety;

•	risks related to tax expense or exposure;

•	risks related to environmental, health and safety laws and regulations;

•	risks related to our presence in foreign markets;

•	challenges to our intellectual property rights or our alleged violation of rights of others;

•	our dependence on sophisticated information technology and infrastructure and impact of breaches of our information technology systems;

•	the impact of increased regulation or decreased financial support related to farm animals;

•	adverse effects of labor disputes, strikes, work stoppages, and the loss of key personnel or highly skilled employees;

•	risks related to underfunded pension plan liabilities;

•	our ability to complete acquisitions and successfully integrate the businesses we acquire, including KindredBio and the animal health business of Bayer (Bayer Animal Health);

•	the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that will limit our operating flexibility; and

•	risks related to certain governance provisions in our constituent documents.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as revenue excluding the impact of foreign exchange rate effects, adjusted constant currency revenue growth, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net (income) loss, adjusted EPS, adjusted gross profit and adjusted gross margin and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated

Unaudited Consolidated Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended December 31,		For the year Ended December 31,
	2021	2020	2021	2020
Revenue	$1,113	$1,140	$4,765	$3,273
Costs, expenses, and other:
Cost of sales	512	596	2,134	1,667
Research and development	92	113	369	327
Marketing, selling, and administrative	329	374	1,404	996
Amortization of intangible assets	139	164	556	360
Asset impairment, restructuring, and other special charges	110	167	628	623
Interest expense, net of capitalized interest	55	60	236	150
Other (income) expense, net	(3)	(16)	5	(178)
Loss before income taxes	$(121)	$(318)	$(567)	$(672)
Income tax expense (benefit)	(24)	5	(95)	(112)
Net Loss	$(97)	$(323)	$(472)	$(560)
Loss per share:
Basic	$(0.20)	$(0.66)	$(0.97)	$(1.27)
Diluted	$(0.20)	$(0.66)	$(0.97)	$(1.27)
Weighted average shares outstanding:
Basic	487.4	486.2	487.2	441.4
Diluted	487.4	486.2	487.2	441.4

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.

We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit), tax valuation allowances, and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding as of December 31, 2021 and 2020.

We define net debt as gross debt less cash and cash equivalents on the balance sheet. We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define the net leverage ratio as gross debt less cash and cash equivalents divided by adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio.

The following is a reconciliation of revenue growth for the fourth quarter of 2021:

Change (%)
Reported Revenue Growth (Decline)	(2)%
Impact of previously disclosed items affecting comparability (1)	5%
Impact of foreign exchange rates	1%
Adjusted Constant Currency Growth	4%

(1) Previously disclosed items affecting comparability include $10 million from a purchasing shift by a large U.S. pet health customer, $10 million from a short-term competitor stock-out benefiting our U.S. cattle vaccines and implants business, $20 million from the exit of certain products and $20 million from reduced contract manufacturing from the sale of the Shawnee, KS manufacturing facility and discontinued production of human growth hormone for Eli Lilly and Company, our former parent company, at the end of 2020.

The following is a reconciliation of GAAP reported for the three months ended December 31, 2021 and 2020 to selected non-GAAP adjusted information:

	2021			2020
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1)	$512	$—	$512	$596	$57	$539
Amortization of intangible assets	$139	$139	$—	$164	164	$—
Asset impairment, restructuring and other special charges (2) (3)	$110	$110	$—	$167	$167	$—
Other (income) expense, net (4) (5)	$(3)	$(5)	$2	$(16)	$(2)	$(14)
Income (loss) before taxes	$(121)	$244	$123	$(318)	$386	$68
Provision for taxes (6) (7)	$(24)	$(42)	$18	$5	$(6)	$11
Net income (loss)	$(97)	$202	$105	$(323)	$380	$57
Earnings (loss) per share:
basic	$(0.20)	$0.41	$0.22	$(0.66)	$0.78	$0.12
diluted	$(0.20)	$0.41	$0.21	$(0.66)	$0.78	$0.12
Adjusted weighted average shares outstanding:
basic	487.4	487.4	487.4	486.2	486.2	486.2
diluted (8)	487.4	489.8	489.8	486.2	488.2	488.2

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended December 31, 2021 and 2020 include the following:

(1)	2020 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($57 million).

(2)	2021 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio ($21 million), severance ($85 million), asset impairments ($3 million), and asset write-downs ($2 million), and the settlement of a legal matter ($2 million), partially offset by curtailment gains recognized due to the remeasurement our pension benefit obligations resulting from workforce reductions associated with our recent restructuring programs ($2 million).

(3)	2020 excludes charges associated with integration efforts and external costs related to the acquisition of businesses, including the acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities ($106 million), severance ($24 million), asset impairments ($14 million), facility exit costs and asset write-downs ($12 million), a one-time expense associated with our agreement to build a new corporate headquarters ($9 million), registration fees for Elanco common shares sold by Bayer AG during the quarter ($1 million), and a payment for acquired IPR&D from a collaboration arrangement ($1 million).

(4)	2021 excludes the gain recorded on the sale of certain equine assets ($4 million) and the impact of a decrease in the fair value of the Prevtec contingent consideration ($1 million).

(5)	2020 excludes the impact of a decrease in the fair value of the Prevtec contingent consideration ($2 million).

(6)	2021 represents the income tax expense associated with the adjusted items, partially offset by the impact of the valuation allowance recorded against our deferred tax assets during the period ($40 million).

(7)	2020 represents the income tax expense associated with the adjusted items, partially offset by the impact of the valuation allowance recorded against our U.S. deferred tax assets during the period ($75 million).

(8)	During the three months ended December 31, 2021 and 2020, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating Adjusted EPS include 2.4 million and 2.0 million, respectively, of common stock equivalents.

	Q4 2021	Q4 2020
As Reported EPS	$(0.20)	$(0.66)
Cost of sales	—	0.12
Amortization of intangible assets	0.28	0.34
Asset impairment, restructuring and other special charges	0.22	0.34
Other (income) expense, net	(0.01)	0.00
Subtotal	0.50	0.79
Tax Impact of Adjustments (1) (2)	(0.09)	(0.01)
Total Adjustments to EPS	$0.41	$0.78

Adjusted EPS (3)	$0.21	$0.12

Numbers may not add due to rounding.

(1) 2021 includes the favorable adjustment relating to the valuation allowance recorded against our deferred tax assets during the fourth quarter of 2021 (impact of $0.08 per share).

(2) 2020 includes the favorable adjustment relating to the valuation allowance recorded against our U.S. deferred tax assets during the fourth quarter of 2020 (impact of $0.15 per share).

(3) Adjusted EPS is calculated as the sum of As Reported EPS and Total Adjustments to EPS.

The following is a reconciliation of GAAP Reported for the year ended December 31, 2021 and 2020 to Selected Non-GAAP Adjusted information:

	2021			2020
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1) (2)	$2,134	$64	$2,070	$1,667	$96	$1,571
Amortization of intangible assets	$556	$556	$—	$360	$360	$—
Asset impairment, restructuring and other special charges (3) (4)	$628	$628	$—	$623	$623	$—
Interest expense, net of capitalized interest (5)	$236	$—	$236	$150	$3	$147
Other (income) expense, net (6) (7)	$5	$(14)	$19	$(178)	$(168)	$(10)
Income (loss) before taxes	$(567)	$1,234	$667	$(672)	$914	$242
Provision for taxes (8) (9)	$(95)	$(248)	$153	$(112)	$(147)	$35
Net income (loss)	$(472)	$986	$514	$(560)	$767	$207
Earnings (loss) per share:
basic	$(0.97)	$2.02	$1.06	$(1.27)	$1.74	$0.47
diluted	$(0.97)	$2.02	$1.05	$(1.27)	$1.74	$0.47
Adjusted weighted average shares outstanding:
basic	487.2	487.2	487.2	441.4	441.4	441.4
diluted (10)	487.2	488.9	488.9	441.4	442.6	442.6

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the year ended December 31, 2021 and 2020 include the following:

(1)	2021 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($64 million).

(2)	2020 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($90 million), charges associated with the write-off of marketing inventory recorded from the acquisition of Bayer Animal Health ($2 million), and a one-time payment to settle outstanding obligations to a contract manufacturing organization in connection with a divestiture ($4 million).

(3)	2021 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio, and charges primarily related to independent stand-up costs and other related activities ($162 million), a charge associated with the settlement of a liability for future royalty and milestone payments triggered in connection with our acquisition of KindredBio ($26 million), costs associated with the sale of our manufacturing sites in Shawnee, Kansas and Speke, U.K. and other business development transactions ($5 million), severance accruals net of reversals ($110 million), asset impairments ($66 million), asset write-downs ($278 million), and the settlement of legal matters ($10 million), partially offset by curtailment gains recognized due to the remeasurement our pension benefit obligations resulting from workforce reductions associated with our recent restructuring programs ($29 million).

(4)	2020 excludes charges associated with integration efforts and external costs related to the acquisition of businesses, including the acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities ($424 million), severance accruals net of reversals ($155 million), asset impairments ($17 million), facility exit costs and asset write-downs ($17 million), a one-time payment associated with our agreement to build a new corporate headquarters ($9 million), the settlement of a legal matter ($3 million), registration fees for Elanco common shares sold by Bayer AG during the quarter ($1 million), and a payment for acquired IPR&D from a collaboration arrangement ($1 million), partially offset by adjustments to write-downs of assets held for sale ($1 million) and the gain on the sale of our R&D facility in Prince Edward Island, Canada ($4 million).

(5)	2020 excludes the debt extinguishment losses recorded in connection with the repayments of our existing term loan facilities ($3 million).

(6)	2021 excludes up-front payments received and equity issued to us in relation to license and asset assignment agreements ($9 million), the gain recorded on the sale of certain equine assets ($4 million), and the impact of a decrease in the fair value of the Prevtec contingent consideration ($1 million).

(7)	2020 excludes the gains recorded in relation to the divestiture of several products as required as a result of the acquisition of the animal health business of Bayer ($157 million), a hedging gain related to the closing of the acquisition of the animal health business of Bayer ($6 million), the gain on our sale of land and buildings in New South Wales, Australia ($45 million) and the impact of a decrease in the fair value of the Prevtec contingent consideration ($4 million), partially offset by financing commitment and advisory fees associated with the Bayer Animal Health acquisition ($36 million) and a loss recorded in relation to the divestiture of products ($7 million).

(8)	2021 represents the income tax expense associated with the adjusted items, partially offset by a net increase in the valuation allowance recorded against our deferred tax assets during the period ($42 million).

(9)	2020 represents the income tax expense associated with the adjusted items, partially offset by the impact of the valuation allowance recorded against our U.S. deferred tax assets during the period ($75 million).

(10)	During the year ended December 31, 2021 and 2020, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating Adjusted EPS include 1.7 million and 1.2 million, respectively, of common stock equivalents.

	Year-to-date
	2021	2020
As Reported EPS	$(0.97)	$(1.27)
Cost of sales	0.13	0.22
Amortization of intangible assets	1.14	0.82
Asset impairment, restructuring and other special charges	1.28	1.41
Interest expense, net of capitalized interest	—	0.01
Other (income) expense, net	(0.03)	(0.38)
Subtotal	$2.52	$2.07
Tax Impact of Adjustments (1) (2)	(0.51)	(0.33)
Total Adjustments to EPS	$2.02	$1.74

Adjusted EPS (3)	$1.05	$0.47

Numbers may not add due to rounding.

(1) 2021 includes the favorable adjustment relating to the valuation allowance recorded against our deferred tax assets during the fourth quarter of 2021 (impact of $0.09 per share).

(2) 2020 includes the favorable adjustment relating to the valuation allowance recorded against our U.S. deferred tax assets during the fourth quarter of 2020 (impact of $0.17 per share).

(3) Adjusted EPS is calculated as the sum of As Reported EPS and Total Adjustments to EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors.

The following is a reconciliation of U.S. GAAP Net Income for the three months ended and for the year ended December 31, 2021 and 2020 to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, which is Adjusted EBITDA divided by total Revenue, for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Reported net loss	$(97)	$(323)	$(472)	$(560)
Net interest expense	55	60	236	150
Income tax expense (benefit)	(24)	5	(95)	(112)
Depreciation and amortization	174	222	716	517
EBITDA	$108	$(36)	$385	$(5)
Non-GAAP Adjustments:
Cost of sales	$—	$57	$64	$96
Asset impairment, restructuring and other special charges	110	167	628	623
Accelerated depreciation(1)	(1)	(11)	(6)	(17)
Other income, net	(5)	(2)	(14)	(168)
Adjusted EBITDA	$212	$176	$1,057	$529
Adjusted EBITDA Margin	19.0%	15.4%	22.2%	16.1%

Numbers may not add due to rounding.

(1) Represents depreciation of certain assets that was accelerated during the periods presented. This amount must be added back to arrive at Adjusted EBITDA because it is included in Asset impairment, restructuring, and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.

The following is a reconciliation of gross debt to net debt for the year ended December 31, 2021:

Long-term debt	$6,258
Current portion of long-term debt	61
Less: Unamortized debt issuance costs	(82)
Total gross debt	6,401
Less: Cash and cash equivalents	638
Net Debt	$5,763

Elanco Animal Health Incorporated

2022 Full Year and First Quarter Guidance

Reconciliation of 2022 full year reported EPS guidance to 2022 adjusted EPS guidance is as follows:

	Full Year 2022 Guidance
Reported Earnings per Share	$0.01	to	$0.07
Amortization of Intangible Assets		$1.11
Asset Impairment, Restructuring, and Other Special Charges(1)	$0.39	to	$0.43
Subtotal	$1.50	to	$1.54
Tax Impact of Adjustments	$(0.33)	to	$(0.37)
Total Adjustments to Earnings per Share		$1.17
Adjusted Earnings per Share(2)	$1.18	to	$1.24

Numbers may not add due to rounding.

(1)  Asset impairment, restructuring, and other special charges adjustments primarily relate to integration efforts of acquired businesses, including the animal health business of Bayer, and other related activities.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2022 reported net income (loss) to 2022 adjusted EBITDA guidance is as follows:

$ millions	Full Year 2022 Guidance
Reported Net Income	$4	to	$27
Net Interest Expense		Approx. $220
Income Tax Expense	$4	to	$26
Depreciation and Amortization		Approx. $735
EBITDA	$953	to	$1,012
Non-GAAP Adjustments
Asset Impairment, Restructuring, and Other Special Charges		Approx. $205
Accelerated Depreciation & Other Special Charges		Approx. $(30)
Adjusted EBITDA	$1,140	to	$1,180
Adjusted EBITDA Margin	24.0%	to	24.6%

Numbers may not add due to rounding.

Reconciliation of 2022 first quarter reported EPS guidance to 2022 first quarter adjusted EPS guidance is as follows:

	First Quarter 2022 Guidance
Reported Earnings per Share	$0.01	to	$0.07
Amortization of Intangible Assets		$0.28
Asset Impairment, Restructuring, and Other Special Charges(1)	$0.09	to	$0.12
Subtotal	$0.36	to	$0.40
Tax Impact of Adjustments	$(0.05)	to	$(0.09)
Total Adjustments to Earnings per Share	$0.31	to	$0.32
Adjusted Earnings per Share(2)	$0.33	to	$0.38

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments primarily relate to integration efforts of acquired businesses, including the animal health business of Bayer, and other related activities.

(2) Adjusted EPS is calculated as the sum of reported ESP and total adjustments to EPS.

Reconciliation of 2022 first quarter reported net income (loss) to 2022 first quarter adjusted EBITDA guidance is as follows:

$ millions	First Quarter 2022 Guidance
Reported Net Income	$7	to	$33
Net Interest Expense		Approx. $55
Income Tax Expense	$7	to	$32
Depreciation and Amortization		Approx. $185
EBITDA	$255	to	$305
Non-GAAP Adjustments
Asset Impairment, Restructuring, and Other Special Charges		Approx. $55
Accelerated Depreciation & Other Special Charges		Approx. $(7)
Adjusted EBITDA	$310	to	$340
Adjusted EBITDA Margin	26.0%	to	27.7%

Numbers may not add due to rounding.

The table below provides a breakdown of revenue by species and the respective percent of total revenue for the same period (in millions, except percentages):

	Three Months Ended December 31, 2021		Year Ended December 31, 2021
Pet Health	$494	44%	$2,351	49%
Farm Animal
Cattle	254	23%	1,008	21%
Poultry	199	18%	716	15%
Swine	118	11%	464	10%
Aqua	33	3%	144	3%
Total Farm Animal	$604	54%	$2,332	49%
Revenue Subtotal	$1,098		$4,683
Contract Manufacturing	15	1%	82	2%
Total Revenue	$1,113	100%	$4,765	100%

Numbers may not add due to rounding.